Exhibit 99.1

Falcon’s Beyond Announces Conversion Date of
8% Series A Cumulative Convertible Preferred Stock

Orlando, FL (November 6, 2023) — Falcon’s Beyond Global, Inc. (FBYD) (“Falcon’s Beyond” or the “Company”), a global entertainment powerhouse and visionary innovator in immersive storytelling, today announced that its 8.00% Series A Cumulative Convertible Preferred Stock (the “preferred stock”) will automatically convert into shares of the Company’s Class A Common Stock (the “common stock”) today, November 6, 2023. No action by the holders of preferred stock is required in connection with the automatic conversion. Following the automatic conversion of the preferred stock, there will be no outstanding shares of preferred stock and the preferred stock will cease trading on The Nasdaq Global Market following the close of trading on November 6, 2023.

The conversion rate for each share of preferred stock will be 0.90909 shares of common stock, resulting in an aggregate of approximately 600,000 shares of common stock to be issued upon conversion. Cash will be paid in lieu of fractional shares of common stock.

In connection with the automatic conversion of the preferred stock, the Company’s outstanding warrants will no longer be exercisable for (i) 0.580454 shares of Class A Common Stock and (ii) 0.5 shares of preferred stock. Each outstanding warrant will now be exercisable for 1.034999 shares of Class A Common Stock pursuant to the terms of the warrants.

About Falcon’s Beyond

Falcon’s Beyond is a visionary innovator in immersive storytelling. A global entertainment powerhouse where original ideas – fueled by passion and guided by expertise – take flight and accelerate at speeds beyond your imagination. Where fun is reimagined through innovative technologies and themed experiences. Falcon’s Beyond connects the world by bringing stories to life through theme parks, resorts, animation, consumer products, gaming, movies and beyond. Falcon’s Beyond propels intellectual property (IP) activations concurrently across physical and digital experiences through three core business units: Falcon’s Creative Group is one of the world’s leading themed entertainment and master planning firms, having planned over $100 billion in award-winning experiences where creative vision, compelling design, immersive media, and cutting-edge technology intersect to bring imagination to life. Falcon’s Beyond Destinations develops, owns, and operates global entertainment destinations from resorts, theme parks, attractions to retail, dining and location-based entertainment venues where stories come to life and memories are made. Falcon’s Beyond Brands expands franchises across multiple platforms from media to gaming, music to consumer products and beyond. Falcon’s Beyond also invents immersive rides, attractions and technologies for entertainment destinations around the world.

FALCON’S BEYOND, KATMANDU, BEYONDLAND and its related trademarks are owned by Falcon’s Beyond.

Contacts:

Investor Relations:
Brett Milotte, ICR
FalconsBeyondIR@icrinc.com

Falcon’s Beyond

IR@FalconsBeyond.com